Exhibit 99.1

Werner Enterprises Reports Record Second Quarter 2021 Results

Second Quarter 2021 Highlights (all metrics compared to second quarter 2020)

•Total revenues of $649.8 million, up 14%
•Operating income of $76.9 million, up 46%; non-GAAP adjusted operating income of $79.1 million, up 37%
•Operating margin of 11.8%, up 250 bps; non-GAAP adjusted operating margin of 12.2%, up 210 bps
•Diluted EPS of $1.06, up 87%; non-GAAP adjusted diluted EPS of $0.86, up 40%

OMAHA, Neb., July 29, 2021 -- Werner Enterprises, Inc. (Nasdaq: WERN), a premier transportation and logistics provider, today reported record second quarter operating income, net income and diluted earnings per share for the quarter ended June 30, 2021.

“Werner achieved record second quarter results based on our strong execution in a robust freight market,” said Derek J. Leathers, Chairman, President and Chief Executive Officer. “The rapidly recovering economy combined with a severely constrained driver market is presenting labor challenges for customers and carriers alike. I am proud of the Werner team for working tirelessly and creatively to provide our customers with best-in-class solutions and superior performance.”

Total revenues for the quarter were $649.8 million, an increase of $80.9 million compared to the prior year quarter, due primarily to Truckload Transportation Services revenues growth of $46.1 million and Logistics revenues growth of $31.5 million.

Operating income of $76.9 million increased $24.0 million, or 46%, while operating margin of 11.8% increased 250 basis points. On a non-GAAP basis, adjusted operating income of $79.1 million increased $21.4 million, or 37%. Adjusted operating margin of 12.2% improved 210 basis points from 10.1% for the same quarter last year.

We generated operating margin expansion from significantly higher revenues per total mile, continued strong safety performance, effective cost management and improved gains on sales of trucks and trailers. These improvements were partially offset by inflationary cost increases for drivers, fuel and other expenses and lower miles per truck due to a higher percentage of Dedicated trucks to total trucks and fewer team drivers.

Interest expense of $0.7 million decreased from $1.2 million due to lower average borrowings. The effective income tax rate during the quarter was 25.5% compared to 24.8% in second quarter 2020.

In first quarter 2021, Werner made a strategic minority equity investment in TuSimple, an autonomous technology company. TuSimple completed an initial public offering in April 2021. As a result, we recognized a $20.2 million, or $0.22 per share, unrealized gain on our investment, which increased our non-operating income in second quarter 2021.

Net income of $72.0 million increased 84%. On a non-GAAP basis, adjusted net income of $58.7 million increased 37%. Diluted earnings per share (EPS) for the quarter of $1.06 increased 87%. On a non-GAAP basis, adjusted diluted EPS of $0.86 increased 40%.

Werner Enterprises, Inc. - Release of July 29, 2021

Key Consolidated Financial Metrics

	Three Months Ended June 30,			Six Months Ended June 30,
(In thousands, except per share amounts)	2021	2020	Y/Y Change	2021	2020	Y/Y Change
Total revenues	$649,814	$568,959	14%	$1,266,260	$1,161,662	9%
Truckload Transportation Services revenues	491,200	445,053	10%	954,149	909,916	5%
Werner Logistics revenues	141,673	110,163	29%	279,526	222,327	26%
Operating income	76,863	52,818	46%	139,334	83,884	66%
Operating margin	11.8%	9.3%	250 bps	11.0%	7.2%	380 bps
Net income	72,032	39,132	84%	118,524	62,190	91%
Diluted earnings per share	1.06	0.56	87%	1.74	0.89	94%

Adjusted operating income (1)	79,113	57,695	37%	141,829	94,973	49%
Adjusted operating margin (1)	12.2%	10.1%	210 bps	11.2%	8.2%	300 bps
Adjusted net income (1)	58,666	42,765	37%	105,340	70,451	50%
Adjusted diluted earnings per share (1)	0.86	0.62	40%	1.54	1.01	52%
(1) See GAAP to non-GAAP reconciliation schedule.

Noteworthy Developments

•On July 1, 2021, Werner acquired an 80% equity ownership interest in ECM Transport Group (“ECM”) for a purchase price of $142.4 million. ECM achieved revenues of $108 million in 2020 with an operating margin 19.8%. ECM consists of ECM Transport and Motor Carrier Service, which are elite regional truckload carriers that together operate nearly 500 trucks and 2,000 trailers in the Mid-Atlantic, Ohio and Northeast regions of the U.S.
•Werner issued its inaugural Corporate Social Responsibility report on July 27, 2021 which is accessible from the Company’s website at werner.com

Truckload Transportation Services (TTS) Segment

•Revenues of $491.2 million increased $46.1 million
•Operating income of $73.1 million increased $21.9 million, or 43%; non-GAAP adjusted operating income of $74.4 million increased $18.3 million, or 33%
•Operating margin of 14.9% increased 340 basis points from 11.5%; non-GAAP adjusted operating margin of 15.1% increased 250 basis points from 12.6%
•Non-GAAP adjusted operating margin, net of fuel, of 17.1% increased 340 basis points from 13.7%
•Average segment trucks in service totaled 7,664, a decrease of 98 trucks year over year, or 1.3%
•Dedicated unit trucks at quarter end totaled 5,040 or 66% of the total TTS segment fleet, compared to 4,535 trucks, or 59%, a year ago
•6.7% increase in TTS average revenues per truck per week

In our Dedicated and One-Way Truckload fleets, freight demand was strong during second quarter 2021. Freight demand has continued to be strong so far in third quarter 2021.

Total miles decreased 12.3 million miles in second quarter 2021, caused by a higher percentage of Dedicated trucks to total trucks and fewer team drivers, and 1.3% fewer average trucks in service. TTS company truck miles decreased by approximately 6.8 million miles, and independent contractor miles decreased by approximately 5.5 million miles.

Comparisons of key financial metrics for the TTS segment, including operating ratios (actual and net of fuel surcharge revenues), are shown in the table that follows. Fluctuating fuel prices and fuel surcharge revenues impact the total company operating ratio and the TTS segment’s operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating

Werner Enterprises, Inc. - Release of July 29, 2021

fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period.

Key Truckload Transportation Services Segment Financial Metrics

	Three Months Ended June 30,			Six Months Ended June 30,
(In thousands)	2021	2020	Y/Y Change	2021	2020	Y/Y Change
Trucking revenues, net of fuel surcharge	$428,523	$406,834	5%	$839,175	$815,932	3%
Trucking fuel surcharge revenues	57,439	34,208	68%	104,898	85,249	23%
Non-trucking and other revenues	5,238	4,011	31%	10,076	8,735	15%
Total revenues	$491,200	$445,053	10%	$954,149	$909,916	5%

Operating income	73,108	51,225	43%	130,736	80,314	63%
Operating margin	14.9%	11.5%	340 bps	13.7%	8.8%	490 bps
Operating ratio	85.1%	88.5%	(340) bps	86.3%	91.2%	(490) bps

Adjusted operating income	74,366	56,102	33%	133,252	91,403	46%
Adjusted operating margin	15.1%	12.6%	250 bps	14.0%	10.0%	400 bps
Adjusted operating margin, net of fuel surcharge	17.1%	13.7%	340 bps	15.7%	11.1%	460 bps
Adjusted operating ratio	84.9%	87.4%	(250) bps	86.0%	90.0%	(400) bps
Adjusted operating ratio, net of fuel surcharge	82.9%	86.3%	(340) bps	84.3%	88.9%	(460) bps

Werner Logistics Segment

•Revenues of $141.7 million increased $31.5 million, or 29%
•Gross margin of 12.2% decreased 350 bps
•Operating income of $3.9 million increased $0.8 million, or 25%
•Operating margin of 2.8% remained flat

Logistics revenues of $142 million increased 29%. Logistics revenues increased 52%, if you exclude Werner Global Logistics (WGL) revenues from second quarter 2020. Werner sold WGL in first quarter 2021.

Truckload Logistics revenues (69% of total Logistics revenues) increased 49%. Truckload Logistics volume increased 10%, and revenues per shipment increased 37%.

Intermodal revenues (29% of Logistics revenues) increased 52%, due to volume growth of 30% and 17% higher revenues per shipment.

The gross margin percentage decreased 350 bps due to higher spot truckload and intermodal dray rates which significantly increased the cost of capacity for contractual brokerage shipments and Intermodal shipments in second quarter 2021. The Logistics gross profit remained flat while operating income increased 25% as other operating expenses declined 6% due to improved automation and efficiency.

Werner Enterprises, Inc. - Release of July 29, 2021

Key Werner Logistics Segment Financial Metrics

	Three Months Ended June 30,			Six Months Ended June 30,
(In thousands)	2021	2020	Y/Y Change	2021	2020	Y/Y Change
Total revenues	$141,673	$110,163	29%	$279,526	$222,327	26%
Rent and purchased transportation expense	124,388	92,842	34%	244,915	188,774	30%
Gross profit	17,285	17,321	0%	34,611	33,553	3%
Other operating expenses	13,358	14,182	(6)%	26,110	29,329	(11)%
Operating income	3,927	3,139	25%	8,501	4,224	101%
Gross margin	12.2%	15.7%	(350) bps	12.4%	15.1%	(270) bps
Operating margin	2.8%	2.8%	— bps	3.0%	1.9%	110 bps

Cash Flow and Capital Allocation

Cash flow from operations in second quarter 2021 was $53.6 million compared to $154.0 million in second quarter 2020, a decrease of 65%. The decrease was primarily due to working capital changes resulting from the timing of estimated income tax payments and changes in accounts receivable.

Net capital expenditures in the second quarter 2021 were $65.1 million compared to $88.8 million in second quarter 2020, a decrease of 27%. We plan to continue to invest in new trucks and trailers and our terminals to improve our driver experience, optimize operational efficiency and more effectively manage our maintenance, safety and fuel costs. The average ages of our truck and trailer fleets remain low by industry standards and were 2.0 years and 4.1 years, respectively, as of June 30, 2021.

Gains on sales of equipment in second quarter 2021 were $13.5 million, or $0.15 per share, compared to $0.9 million, or $0.01 per share, in second quarter 2020. Year over year, we sold more trucks and fewer trailers and realized substantially higher average gains per truck and trailer due to the significantly improved pricing market for our used equipment. As a reminder, gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

We did not repurchase shares of our common stock in second quarter 2021. As of June 30, 2021, we had 2.7 million shares remaining under our share repurchase authorization.

As of June 30, 2021, we had $192 million of cash and nearly $1.3 billion of stockholders’ equity. Total debt outstanding increased $125 million during the quarter to $300 million at June 30, 2021. After considering letters of credit issued, we had available liquidity consisting of cash and available borrowing capacity as of June 30, 2021 of $441 million, prior to the closing payment for ECM on July 1, 2021.

Werner Enterprises, Inc. - Release of July 29, 2021

2021 Guidance Metrics and Assumptions

The following table summarizes our updated 2021 guidance and assumptions:

2021 Guidance	Prior (as of 4/28/21)	Actual (as of 6/30/21)	New (as of 7/29/21)	Commentary
TTS truck growth from BoY to EoY	1% to 3% (annual)	(2)% (YTD21)	1% to 4% (annual)	Includes ECM acquisition of 500 trucks
Gains on sales of equipment	$7M to $10M (2Q21)	$13.5M (2Q21)	$9M to $13M (3Q21)	Guidance based on lower sales volume, higher pricing and subject to timing of OEM new truck and trailer deliveries
Net capital expenditures	$275M to $300M (annual)	$103M (YTD21)	$275M to $300M (annual)	Larger net CapEx in 2H21 due to timing of OEM deliveries
TTS Guidance
Dedicated RPTPW* growth	3% to 5% (annual)	2.4% (2Q21 vs. 2Q20)	3% to 5% (annual)	Rates in 2Q21 vs. 2Q20 above guidance range, miles per truck lower due to fleet mix
One-Way Truckload (OWT) RPTM* growth	13% to 16% (2Q21 vs. 2Q20)	16.7% (2Q21 vs. 2Q20)	16% to 19% (2H21 vs. 2H20)	New guidance includes the favorable impact of the ECM acquisition in 2H21 (16% of OWT fleet)
Assumptions
Effective income tax rate	24.5% to 25.5% (annual)	25.5% (2Q21)	24.5% to 25.5% (annual)
Truck age Trailer age	2.0 years Low-to-mid “4” years	2.0 years 4.1 years	2.0 years Low-to-mid “4” years	Reinvesting to maintain young fleet advantage, subject to timing of OEM deliveries
* Net of fuel surcharge revenues

Werner Enterprises, Inc. - Release of July 29, 2021

Conference Call Information

Werner Enterprises, Inc. will conduct a conference call to discuss second quarter 2021 earnings today beginning at 4:00 p.m. CT. The news release, live webcast of the earnings conference call, and accompanying slide presentation will be available at werner.com in the “Investors” section under “News & Events” and then “Webcasts & Presentations.” To participate in the conference call, please dial (844) 701-1165 (domestic) or (412) 317-5498 (international). Please mention to the operator that you are dialing in for the Werner Enterprises call.

A replay of the conference call will be available on July 29, 2021 at approximately 6:00 p.m. CT through August 29, 2021 by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international) and using the access code 10150332. A replay of the webcast will also be available at werner.com in the “Investors” section under “News & Events” and then “Webcasts & Presentations.”

Werner Enterprises, Inc. - Release of July 29, 2021

About Werner Enterprises

Werner Enterprises, Inc. (Nasdaq: WERN) delivers superior truckload transportation and logistics services to customers across the United States, Mexico and Canada. With 2020 revenues of $2.4 billion, an industry-leading modern truck and trailer fleet, over 13,000 talented associates and our innovative Werner Edge technology, we are an essential solutions provider for customers who value the integrity of their supply chain and require safe and exceptional on-time service. Werner provides Dedicated and One-Way Truckload services as well as Logistics services that include truckload brokerage, freight management, intermodal and final mile. As an industry leader, Werner is deeply committed to promoting sustainability and supporting diversity, equity and inclusion.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.

To supplement our financial results presented on a GAAP basis, we provide certain non-GAAP financial measures, including adjusted operating income, adjusted net income and adjusted diluted earnings per share. We believe these non-GAAP financial measures provide a more useful comparison of our performance from period to period because they exclude the effect of items that, in our opinion, do not reflect our core operating performance. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

Contact:
John J. Steele
Executive Vice President, Treasurer
and Chief Financial Officer
(402) 894-3036

Source: Werner Enterprises, Inc.

Werner Enterprises, Inc. - Release of July 29, 2021

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended June 30,				Six Months Ended June 30,
	2021		2020		2021		2020
	$	%	$	%	$	%	$	%
Operating revenues	$649,814	100.0	$568,959	100.0	$1,266,260	100.0	$1,161,662	100.0
Operating expenses:
Salaries, wages and benefits	210,095	32.4	194,981	34.3	414,948	32.8	400,978	34.5
Fuel	58,503	9.0	30,677	5.4	109,341	8.6	79,448	6.8
Supplies and maintenance	49,414	7.6	43,343	7.6	95,561	7.5	89,064	7.7
Taxes and licenses	23,744	3.7	23,953	4.2	46,977	3.7	46,803	4.0
Insurance and claims	20,739	3.2	25,789	4.5	42,795	3.4	61,853	5.3
Depreciation	63,865	9.8	67,670	11.9	127,816	10.1	136,507	11.8
Rent and purchased transportation	150,920	23.2	120,704	21.2	297,413	23.5	247,146	21.3
Communications and utilities	3,333	0.5	3,536	0.6	6,355	0.5	7,344	0.6
Other	(7,662)	(1.2)	5,488	1.0	(14,280)	(1.1)	8,635	0.8
Total operating expenses	572,951	88.2	516,141	90.7	1,126,926	89.0	1,077,778	92.8
Operating income	76,863	11.8	52,818	9.3	139,334	11.0	83,884	7.2
Other expense (income):
Interest expense	701	0.1	1,161	0.2	1,539	0.1	2,752	0.2
Interest income	(334)	(0.1)	(377)	(0.1)	(631)	—	(1,003)	(0.1)
Gain on equity investment	(20,191)	(3.1)	—	—	(20,191)	(1.6)	—	—
Other	54	—	23	—	96	—	68	—
Total other expense (income)	(19,770)	(3.1)	807	0.1	(19,187)	(1.5)	1,817	0.1
Income before income taxes	96,633	14.9	52,011	9.2	158,521	12.5	82,067	7.1
Income tax expense	24,601	3.8	12,879	2.3	39,997	3.1	19,877	1.7
Net income	$72,032	11.1	$39,132	6.9	$118,524	9.4	$62,190	5.4
Diluted shares outstanding	68,216		69,435		68,237		69,531
Diluted earnings per share	$1.06		$0.56		$1.74		$0.89

Werner Enterprises, Inc. - Release of July 29, 2021

	GAAP TO NON-GAAP RECONCILIATION
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating revenues	$649,814	$568,959	$1,266,260	$1,161,662
Operating expenses	572,951	516,141	1,126,926	1,077,778
Operating income	76,863	52,818	139,334	83,884
Total other expense (income)	(19,770)	807	(19,187)	1,817
Income before income taxes	96,633	52,011	158,521	82,067
Income tax expense	24,601	12,879	39,997	19,877
Net income	$72,032	$39,132	$118,524	$62,190
Diluted shares outstanding	68,216	69,435	68,237	69,531
Diluted earnings per share	$1.06	$0.56	$1.74	$0.89

Adjusted for:
Operating expenses	$572,951	$516,141	$1,126,926	$1,077,778
Insurance and claims (1)	(1,258)	(1,198)	(2,516)	(2,396)
Acquisition expenses (2)	(992)	—	(992)	—
Gain on sale of Werner Global Logistics (3)	—	—	1,013	—
Depreciation (4)	—	(3,679)	—	(8,693)
Adjusted operating expenses	570,701	511,264	1,124,431	1,066,689
Adjusted operating income (5)	79,113	57,695	141,829	94,973
Total other expense (income)	(19,770)	807	(19,187)	1,817
Adjusted for:
Gain on equity investment (6)	20,191	—	20,191	—
Adjusted income before income taxes	78,692	56,888	140,825	93,156
Adjusted income tax expense	20,026	14,123	35,485	22,705
Adjusted net income (5)	$58,666	$42,765	$105,340	$70,451
Diluted shares outstanding	68,216	69,435	68,237	69,531
Adjusted diluted earnings per share (5)	$0.86	$0.62	$1.54	$1.01

(1) During second quarter 2021 and 2020, we accrued pre-tax insurance and claims expense for interest related to a previously disclosed excess adverse jury verdict rendered on May 17, 2018 in a lawsuit arising from a December 2014 accident. The Company is appealing this verdict. Additional information about the accident was included in our Current Report on Form 8-K dated May 17, 2018. Under our insurance policies in effect on the date of this accident, our maximum liability for this accident is $10.0 million (plus pre-judgment and post-judgment interest) with premium-based insurance coverage that exceeds the jury verdict amount. Interest is accrued at $0.4 million per month until such time as the outcome of our appeal is finalized. Management believes excluding the effect of this item provides a more useful comparison of our performance from period to period. This item is included in the Truckload Transportation Services segment in our Segment Information table.

(2) During second quarter 2021, we incurred legal and professional fees related to the acquisition of ECM Transport Group, which was finalized on July 1, 2021. The expenses are included within other operating expenses in the Income Statement and in Corporate operating income in our Segment Information table.

(3) During first quarter 2021, we sold Werner Global Logistics (“WGL”) freight forwarding services for international ocean and air shipments to Scan Global Logistics Group, which resulted in the pre-tax gain on sale. Management believes excluding the effect of this unusual and infrequent item provides a more useful comparison of our performance from period to period. This item is included in the Werner Logistics segment in our Segment Information table.

(4) During first quarter 2020, we changed the estimated life of certain trucks expected to be sold in 2020 to more rapidly depreciate these trucks to their estimated residual values due to the weak used truck market. These trucks continued to depreciate at the same higher rate per truck, until all were sold. Management believes excluding the effect of this unusual and infrequent item provides a more useful comparison of our performance from period to period. This item is included in the Truckload Transportation Services segment in our Segment Information table.

(5) Our definition of the non-GAAP measures adjusted operating income, adjusted net income and adjusted diluted earnings per share begins with (a) operating expenses, the most comparable GAAP measure. We subtract the insurance and claims jury verdict interest accrual, the acquisition expenses, and the additional depreciation expense and add the gain on sale of WGL to (a) to arrive at adjusted operating expenses, which we subtract from operating revenues to arrive at (b) adjusted operating income. We subtract (c) total other expense (income) adjusted to remove the gain on equity investment from (b) adjusted operating income to arrive at (d) adjusted income before income taxes. We calculate adjusted income tax expense by applying the incremental income tax rate excluding discrete items to the net pre-tax adjustments and adding this additional income tax to GAAP income tax expense. We then subtract adjusted income tax expense from adjusted income before income taxes to arrive at adjusted net income. The adjusted net income is divided by the diluted shares outstanding to calculate the adjusted diluted earnings per share.

(6) Non-operating, mark-to-market gain on our ownership interest in TuSimple, an autonomous technology company. TuSimple completed its initial public offering in April 2021. Upon completion, our equity investment was converted to Class A common shares. We account for our interest, which represents less than 1%, under ASC 321, Investments - Equity Securities. We record changes in the value of our investment, based on the share price reported by Nasdaq, in other expense (income) in the Income Statement. Management believes excluding the effect of this item provides a more useful comparison of our performance from period to period.

Werner Enterprises, Inc. - Release of July 29, 2021

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues
Truckload Transportation Services	$491,200	$445,053	$954,149	$909,916
Werner Logistics	141,673	110,163	279,526	222,327
Other (1)	16,725	13,315	32,124	28,383
Corporate	409	442	788	1,061
Subtotal	650,007	568,973	1,266,587	1,161,687
Inter-segment eliminations (2)	(193)	(14)	(327)	(25)
Total	$649,814	$568,959	$1,266,260	$1,161,662

Operating Income
Truckload Transportation Services	$73,108	$51,225	$130,736	$80,314
Werner Logistics	3,927	3,139	8,501	4,224
Other (1)	1,663	(534)	2,529	2,366
Corporate	(1,835)	(1,012)	(2,432)	(3,020)
Total	$76,863	$52,818	$139,334	$83,884
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(1) Other includes our driver training schools, transportation-related activities such as third-party equipment maintenance and equipment leasing, and other business activities.
(2) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Chg	2021	2020	% Chg
Truckload Transportation Services segment
Average trucks in service	7,664	7,762	(1.3)%	7,727	7,812	(1.1)%
Average revenues per truck per week (1)	$4,301	$4,032	6.7%	$4,177	$4,017	4.0%
Total trucks (at quarter end)
Company	7,305	7,165	2.0%	7,305	7,165	2.0%
Independent contractor	340	485	(29.9)%	340	485	(29.9)%
Total trucks	7,645	7,650	(0.1)%	7,645	7,650	(0.1)%
Total trailers (at quarter end)	23,090	21,820	5.8%	23,090	21,820	5.8%

One-Way Truckload
Trucking revenues, net of fuel surcharge (in 000’s)	$166,171	$167,984	(1.1)%	$323,010	$345,833	(6.6)%
Average trucks in service	2,715	3,149	(13.8)%	2,785	3,210	(13.2)%
Total trucks (at quarter end)	2,605	3,115	(16.4)%	2,605	3,115	(16.4)%
Average percentage of empty miles	10.72%	13.01%	(17.6)%	11.04%	12.41%	(11.0)%
Average revenues per truck per week (1)	$4,709	$4,103	14.8%	$4,461	$4,143	7.7%
Average % change YOY in revenues per total mile (1)	16.7%	(1.9)%		13.1%	(2.7)%
Average % change YOY in total miles per truck per week	(1.7)%	(0.3)%		(4.8)%	2.3%
Average completed trip length in miles (loaded)	877	813	7.9%	865	838	3.2%

Dedicated
Trucking revenues, net of fuel surcharge (in 000’s)	$262,352	$238,850	9.8%	$516,165	$470,099	9.8%
Average trucks in service	4,949	4,613	7.3%	4,942	4,602	7.4%
Total trucks (at quarter end)	5,040	4,535	11.1%	5,040	4,535	11.1%
Average revenues per truck per week (1)	$4,079	$3,983	2.4%	$4,018	$3,928	2.3%

Werner Logistics segment
Average trucks in service	34	31	9.7%	36	32	12.5%
Total trucks (at quarter end)	41	30	36.7%	41	30	36.7%
Total trailers (at quarter end)	1,325	1,635	(19.0)%	1,325	1,635	(19.0)%

(1) Net of fuel surcharge revenues

Werner Enterprises, Inc. - Release of July 29, 2021

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Capital expenditures, net	$65,081	$88,769	$102,947	$107,609
Cash flow from operations	53,597	153,966	189,464	287,342
Return on assets (annualized)	12.7%	7.5%	10.7%	5.9%
Return on equity (annualized)	22.9%	14.0%	19.2%	11.1%

Werner Enterprises, Inc. - Release of July 29, 2021

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	June 30, 2021	December 31, 2020
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$192,128	$29,334
Accounts receivable, trade, less allowance of $8,988 and $8,686, respectively	391,082	341,104
Other receivables	25,120	23,491
Inventories and supplies	11,899	12,062
Prepaid taxes, licenses and permits	7,970	17,231
Other current assets	38,312	33,694
Total current assets	666,511	456,916

Property and equipment	2,428,268	2,405,335
Less – accumulated depreciation	893,453	862,077
Property and equipment, net	1,534,815	1,543,258

Other non-current assets (1)	181,541	156,502
Total assets	$2,382,867	$2,156,676

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$94,367	$83,263
Current portion of long-term debt	—	25,000
Insurance and claims accruals	65,321	76,917
Accrued payroll	48,420	35,594
Accrued expenses	25,972	25,032
Other current liabilities	20,107	28,208
Total current liabilities	254,187	274,014

Long-term debt, net of current portion	300,000	175,000
Other long-term liabilities	42,568	43,114
Insurance and claims accruals, net of current portion (1)	236,270	231,638
Deferred income taxes	253,259	237,870

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 67,931,873 and 67,931,726 shares outstanding, respectively	805	805
Paid-in capital	117,069	116,039
Retained earnings	1,542,497	1,438,916
Accumulated other comprehensive loss	(20,873)	(22,833)
Treasury stock, at cost; 12,601,663 and 12,601,810 shares, respectively	(342,915)	(337,887)
Total stockholders’ equity	1,296,583	1,195,040
Total liabilities and stockholders’ equity	$2,382,867	$2,156,676

(1) Under the terms of our insurance policies, we are the primary obligor of the damage award in the previously mentioned adverse jury verdict, and as such, we have recorded a $79.2 million receivable from our third party insurance providers in other non-current assets and a corresponding liability of the same amount in the long-term portion of insurance and claims accruals in the unaudited condensed balance sheets as of June 30, 2021 and December 31, 2020.